EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Announces Executive Promotions

WEST CHESTER, OH, May 30, 2014 - AK Steel (NYSE: AKS) said today that its Board of Directors has approved the promotion of the following Executive Officers, effective May 30, 2014.

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David C. Horn, 62, has been named Executive Vice President, Chief Legal and Administrative Officer, and Secretary. Mr. Horn was previously the company’s Executive Vice President, General Counsel and Secretary.

▪	Roger K. Newport, 49, has been named Senior Vice President, Finance and Chief Financial Officer. Mr. Newport was previously Vice President, Finance and Chief Financial Officer.

▪	Kirk W. Reich, 46, has been named Senior Vice President, Manufacturing. Mr. Reich was previously Vice President, Procurement and Supply Chain Management.

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Joseph C. Alter, 37, has been named Vice President, General Counsel and Chief Compliance Officer. Mr. Alter was previously the company’s Assistant General Counsel, Corporate and Chief Compliance Officer.

▪	Renee S. Filiatraut, 50, has been named Vice President, Litigation, Labor and External Affairs. Ms. Filiatraut was previously the company’s Assistant General Counsel, Litigation.

“The promotions announced today will further strengthen AK Steel’s top leadership team and position AK Steel well for the future,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “I look forward to the many contributions that each Executive Officer will make to the company’s future success.”
Mr. Horn will continue to be responsible for all of AK Steel’s Legal, Environmental and Labor Relations activities. In addition, he will assume responsibility for Human Resources, Communications, Public Relations and Governmental Affairs activities. Mr. Horn will continue to report to Mr. Wainscott.
Mr. Horn joined AK Steel in 2000 as Assistant General Counsel. He was named Vice President and General Counsel in 2001 and elected Corporate Secretary in 2003. He was named Senior Vice President, General Counsel and Secretary in 2005, and Executive Vice President, General Counsel and Secretary in 2010. Prior to joining AK Steel, he was a partner in the law firm Frost Brown Todd LLC and a member of the firm’s executive committee.
Mr. Horn serves as a member of the Boards of the Mercy Health Foundation and the Pro Bono Partnership, and is a member of the Board and Co-Chair of the Greater Cincinnati Minority Counsel Program. He holds a Bachelor’s degree from Yale University and a Juris Doctor from the Vanderbilt University School of Law.

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Mr. Newport will continue to be responsible for Accounting, Treasury, Financial Planning and Analysis, Strategy, Internal Auditing, Risk Management and Investor Relations, as well as maintain oversight responsibility for AK Tube. In addition, he will assume responsibility for Purchasing (excluding Raw Materials and Energy), as well as Information Technology at the company. Mr. Newport will continue to report to Mr. Wainscott.
Mr. Newport started his career with the company in 1985 in the accounting department. He advanced through a number of increasingly responsible finance, sales and marketing positions at the company’s corporate headquarters and Middletown Works. He was named AK Steel’s Controller in 2001, ad--ding responsibilities as Chief Accounting Officer in 2004. He was named Vice President, Business Planning and Development in 2010 and Vice President, Finance and Chief Financial Officer in 2012.
Mr. Newport is a member of the Dean’s Executive Advisory Board for Xavier University’s Williams College of Business, and a member of Financial Executives International. He also serves as a board member of the Cincinnati USA Regional Chamber of Commerce. He holds a BBA degree in Accounting from the University of Cincinnati and an MBA with honors from Xavier University.
Mr. Reich assumes responsibility for the company’s Manufacturing Operations, as well as the company’s Safety and Quality programs. In addition, he assumes responsibility for Engineering, as well as Raw Materials and Energy Procurement, and oversight over AK Steel’s investment in Magnetation. He will maintain responsibility for Transportation and Outside Processing, as well as Manufacturing Planning and oversight responsibility for AK Coal. Mr. Reich will continue to report to Mr. Wainscott.
Mr. Reich began his career with the company in 1989 in the engineering department at Middletown Works. He has extensive engineering, operations and maintenance experience, having led AK Steel’s Middletown and Mansfield plants in prior years. He was named General Manager, Mansfield Works in 2000, General Manager, Middletown Works in 2006, Vice President, Specialty Steel Operations in 2010 and Vice President, Procurement and Supply Chain Management in 2012.
Mr. Reich serves as a member of the Board of Directors of the Atrium Medical Center Foundation. He holds a Bachelor of Science degree in Civil Engineering from The Ohio State University and an MBA from the University of Notre Dame.
Mr. Alter will run AK Steel’s Legal Department and is responsible for all legal matters at the company, excluding Labor and Litigation. His legal oversight responsibility will include commercial securities, antitrust, intellectual property, mergers and acquisitions, and corporate matters. He will also serve as Counsel to the CEO and to the Board of Directors. In addition, he will assume responsibility for Environmental Affairs, and will continue to serve as the company’s Chief Compliance Officer. He will report to Mr. Horn.
Mr. Alter joined AK Steel in 2009 as Corporate Counsel. He was named Corporate Counsel and Chief Compliance Officer in 2011 and Assistant General Counsel, Corporate and Chief Compliance Officer in 2012. Prior to joining AK Steel, he was Corporate Counsel with Convergys Corporation. He was also a Senior Associate for Keating Muething & Klekamp PLL.
Mr. Alter serves as a member of the Board of Trustees of Easter Seals TriState and the Bethesda Foundation. He graduated Cum Laude from Miami University with a Bachelor of Arts degree in Political Science and Economics. He holds a Juris Doctor from the University of San Diego School of Law.
Ms. Filiatraut is responsible for managing all of the company’s Litigation, as well as Labor, Corporate Communications, Public Relations and Government Relations activities, and oversight of the AK Steel Foundation. In addition, she will continue to be responsible for oversight of the company’s discontinued insurance businesses - Armco Financial Services Group (AFSG) and Northwestern National Insurance Company (NNIC). She will report to Mr. Horn.
Ms. Filiatraut joined AK Steel in 2011 as Litigation Counsel and was named Assistant General Counsel, Litigation in 2012. Prior to joining AK Steel, she was a Partner with Thompson Hine LLP.
Ms. Filiatraut serves as a member of the Board of Directors for Summer Work Experience in the Law (SWEL) and the Greater Cincinnati Minority Counsel Program. She holds a Bachelor of Arts degree with distinction in History from the University of Michigan and a Juris Doctor from the State University of New York at Buffalo School of Law.

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AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.